Exhibit 99.2
SECURITIES PURCHASE AGREEMENT

                  THIS SECURITIES PURCHASE AGREEMENT, dated as of the date of acceptance set forth below, is entered into by and between Embarr Downs of California, Inc., (the "Company"), and the undersigned (the "Buyer").

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Buyer shall purchase 95,000  shares of the Company's Common Stock, $.0001 par value (the "Common Stock") in exchange for Three Hundred and Seventy-Five dollars ($375.00) at a purchase price of $0.003947 per share acquired;

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) under the Securities Act of 1933, as amended (the "1933 Act"), Rule 506 of Regulation D, and the rules and regulations promulgated thereunder, and/or upon such other exemption from the registration requirements of the 1933 Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder; and

NOW THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, the covenants and agreements set forth hereafter, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Investor hereby agree as follows:

                  1.       AGREEMENT TO PURCHASE; PURCHASE PRICE.

a. Upon the terms and subject to the conditions of this Agreement, on the Purchase Date (as defined below) the Company will issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, 95,000  shares of the Company's Common Stock, $.0001 par value (the "Common Stock") in exchange for Three Hundred and Seventy-Five dollars ($375.00) at a purchase price of $0.003947 per share acquired. The term "Shares" refers to the purchased Shares and all securities received in replacement of or in connection with the Shares pursuant to stock dividends or splits, all securities received in replacement of the Shares in a recapitalization, merger, reorganization, exchange or the like, and all new, substituted or additional securities or other properties to which Purchaser is entitled by reason of Purchaser's ownership of the Shares.

              b. Purchase. The purchase and sale of the Shares under this Agreement shall occur at the principal office of the Company simultaneously with the execution of this Agreement by the parties, or on such other date as the Company and Purchaser shall agree (the "Purchase Date"). On the Purchase Date, the Company will deliver to Purchaser a certificate representing the Shares to be purchased by Purchaser (which shall be issued in Purchaser's name) for cash, services rendered, intellectual property, or any combination thereof by Purchaser to the Company in the amount $375.00

2. SECURITIES LAW COMPLIANCE

RESTRICTED SECURITIES. The Purchased Shares have not been registered under the 1933 Act and are being issued to Purchaser in reliance upon the exemption from such registration provided by Section 4(2) of the 1933 Act. Purchaser hereby confirms that Purchaser has been informed that the Purchased Shares are restricted securities under the 1933 Act and may not be resold or transferred unless the Purchased Shares are first registered under the Federal securities laws or unless an exemption from such registration is available. Accordingly, Purchaser hereby acknowledges that Purchaser is prepared to hold the Purchased Shares for an indefinite period and that Purchaser is aware that SEC Rule 144 issued under the 1933 Act which exempts certain resales of unrestricted securities is not presently available to exempt the resale of the Purchased Shares from the registration requirements of the 1933 Act.

3. REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants that:

            (i) The Purchased Shares are being acquired for investment purposes only for the Purchaser's own account, and not as a nominee or agent, and not with a view to the resale or distribution of all or any part of the Purchased Shares. Purchaser is prepared to hold the Purchased Shares for an indefinite period and has no present intention of selling, granting any participating interest in, or otherwise distributing any of the Purchased Shares. Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant a participating interest in, any of the Purchased Shares.

            (ii) Purchaser has a preexisting personal or business relationship with either the Corporation or certain Board members or officers of the Corporation which is of a nature and duration sufficient to make Purchaser aware of the character, business acumen and general business and financial circumstances of the Corporation and/or such Board members or officers. In addition, Purchaser has been furnished with, and has had access to, such information concerning the Corporation's business, management and financial condition as he or she considers necessary or appropriate for deciding whether to invest in the Purchased Shares, and Purchaser has had an opportunity to ask questions and receive answers from the Corporation regarding the terms and conditions of the issuance of the Purchased Shares.

            (iii) Purchaser is able to fend for him or herself in the transactions contemplated by this Agreement, can bear the economic risk of investment in the Purchased Shares and has such knowledge and experience in financial or business matters to be capable of evaluating the merits and risks of the investment in the Purchased Shares. Purchaser is fully aware of: (i) the speculative nature of the investment in the Purchased Shares; (ii) the financial risk involved; (iii) the lack of liquidity for the Purchased Shares and (iv) the transfer restrictions and repurchase rights applicable to the Purchased Shares.

4. RESTRICTIVE LEGENDS. The stock certificates for the Purchased Shares shall be endorsed with one or more of the following restrictive legends and any legend required to be placed thereon by the applicable blue sky laws of any state:

                  "The shares represented by this certificate have not been registered under the Securities Act of 1933. The shares may not be sold or offered for sale in the absence of (a) an effective registration statement for the shares under such Act, (b) a "no action" letter of the Securities and Exchange Commission with respect to such sale or offer or (c) satisfactory assurances to the Corporation that registration under such Act is not required with respect to such sale or offer."

5.    PROCEDURE

Buyer agrees to send funds directly to Company either by wire, cashier’s check, money order, money gram or cash.  Personal and/or corporate are not accepted.   Once the funds have been received then the Company shall overnight to buyer 95,000 shares of Common Stock.

6.    MISCELLANEOUS PROVISIONS

            A. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without resort to that State's conflict-of-laws rules.

           B. PURCHASER UNDERTAKING. Purchaser hereby agrees to take whatever additional action and execute whatever additional documents the Corporation may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either Purchaser or the Purchased Shares pursuant to the provisions of this Agreement.

            C. AGREEMENT IS ENTIRE CONTRACT. This Agreement constitutes the entire contract between the parties hereto with regard to the subject matter hereof.

            D. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer or one of its officers thereunto duly authorized as of the date set forth below.

SIGNATURES

IN WITNESS WHEREOF, the undersigned represents that the foregoing statements are true and correct and that it has caused this Agreement to be duly executed on its behalf this 23rd day of February 2012.

Embarr Downs of California

By: Joseph Wade

Its: President/CEO

SC Capital

By: Valerie Baugher

Its: President/CEO